Exhibit 15.2

北京大成律师事务所 北京市朝阳区朝阳门南大街10号 兆泰国际中心B座16-21层 邮编：100020	16-21F, Tower B ZT International Center No.10, Chaoyangmen Nandajie Chaoyang District 100020, Beijing, China dacheng.com dentons.cn

April 29, 2024

To:	Lucas GC Limited (the “Company”)
Room 5A01, 4th Floor, Building 1, 36 Xiaoyun Road,
Chaoyang District, Beijing, People’s Republic of China

Dear Sirs or Madams,

We consent to the references to our firm in the Company’s annual report on Form 20- F for the fiscal year ended December 31, 2023 (together with any future amendments or supplements thereto, the “Annual Report”) filed with the Securities and Exchange Commission. We also consent to the filing of this consent letter as an exhibit to the Annual Report if required.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,
Peter Guo (郭耀黎)

/s/ Beijing Dacheng Law Offices, LLP
Beijing Dacheng Law Offices, LLP

Beijing Dacheng Law Offices, LLP (“大成”) is an independent law firm, and not a member or affiliate of Dentons. 大成 is a partnership law firm organized under the laws of the People’s Republic of China, and is Dentons’ Preferred Law Firm in China, with offices in more than 40 locations throughout China. Dentons Group (a Swiss Verein) (“Dentons”) is a separate international law firm with members and affiliates in more than 160 locations around the world, including HKSAR, China. For more information, please see dacheng.com/notices or dentons.com/notices.

1 / 1